Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-256698 on Form N-1A of our report dated November 29, 2021, relating to the financial statements and financial highlights of MassMutual Global Floating Rate Fund (formerly known as Barings Global Floating Rate Fund), MassMutual Global Credit Income Opportunities Fund (formerly known as Barings Global Credit Income Opportunities Fund), MassMutual Emerging Markets Debt Blended Total Return Fund (formerly known as Barings Emerging Markets Debt Blended Total Return Fund), and MassMutual Global Emerging Markets Equity Fund (formerly known as Barings Global Emerging Markets Equity Fund), each a series of MassMutual Advantage Funds (formerly known as Barings Funds Trust (the “Trust”)), appearing in the Annual Report on Form N-CSR of the Trust for the period ended September 30, 2021.

We also consent to the references to us under the headings "Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 31, 2022